Exhibit 15.1

September 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 4, 2012 and August 3, 2012 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2012 and 2011 and the three-month and six-month periods ended June 30, 2012 and June 30, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 and June 30, 2012, respectively, are incorporated by reference in its Post Effective Amendment to the Registration Statement on Form S-8 dated September 28, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP